Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-135616) on Form S-8 of PGT Savings Plan of our report dated June 23, 2015, with respect to the statements of net assets available for benefits of PGT Savings Plan as of December 31, 2014, and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of PGT Savings Plan.

/s/ Mayer Hoffman McCann P.C.

June 23, 2015
Clearwater, Florida